EXHIBIT 10.31

AMENDMENT TO SUPPLY AND DISTRIBUTION AGREEMENT

This Amendment by and between Smith & Nephew, Inc, (“SNN”), ArthroCare Corporation Cayman Islands and ArthroCare Corporation, (collectively “ArthroCare”) effective as of September 20th, 2007 (the “Effective Date”) is a modification to the Supply and Distribution Agreement entered as of September 2, 2005 by and between the same parties hereto (the “Supply Agreement”). Unless defined separately herein, capitalized terms shall have the meanings assigned to them in the Supply Agreement.

WHEREAS, SNN has requested assistance from ArthroCare in re-designing SNN’s existing BiPolar RF probes, which are Licensed OEM Products under the Supply Agreement; and;

WHEREAS, Article 2.5(a) of the Supply Agreement provides for the development by SNN of modifications and/or variations of License OEM Products (and provides that SNN shall submit the design and written specifications for such product to ArthroCare); and

WHEREAS, Article 2.6 of the Supply Agreement provides for the development of new products in the Arthroscopy Field of Use by ArthroCare at SNN’s request; and

WHEREAS, SNN’s request for assistance in re-designing an existing BiPolar RF probe combines some elements of Article 2.5(a) and some elements of Article 2.6, the parties believe it is in their best interest to clarify between such sections how the development of such specific new Licensed OEM Product will proceed;

NOW THEREFORE, In consideration of the promises and the mutual covenants contained herein, the parties agree that, with respect to this specific request for development assistance of a new Licensed OEM Product the Supply Agreement is hereby amended to apply as follows.

With respect to this specific request, although SNN is seeking a modification and/or variation of a Licensed OEM Product under Article 2.5(a), SNN will not submit designs and specifications for such product to ArthroCare as contemplated by Article 2.5(a) until it receives certain design assistance from ArthroCare (for which it will compensate ArthroCare as specified herein).

ArthroCare hereby agrees to provide technical assistance as may be requested from time to time by SNN (on a time and materials basis) for the following fees:

(a) Fee for Quality Engineering Time:	$110/hour
(b) Fee for ME/R&D Engineering Time:	$130/hour

(c) Fee for Chief Technical Officer/General Management Time	$250/hour

7500 Rialto Boulevard | Building Two, Suite 100 | Austin, TX 78735 | phone 512.391.3901 | www.arthrocare.com

Other services requested by SNN and provided by ArthroCare with respect to the re-design of such Licensed OEM Product shall be based on 110% of ArthroCare’s time and materials costs as specified in Article 2.6 of the Supply Agreement as though this were a product developed by ArthroCare pursuant to such Article.

ArthroCare will invoice SNN for these fees monthly and SNN will pay such invoices within sixty (60) days pursuant to Article 4 of the Supply Agreement.

SNN will use such drawings and assistance in order to create design and written specifications for the new Licensed OEM Product which it will then submit to ArthroCare pursuant to Section 2,5(a), at which point the provisions of Section 2.5(a) shall apply.

All information submitted by SNN to ArthroCare and all drawings and other work product produced by ArthroCare under this Amendment shall be deemed Confidential Information and shall be protected pursuant to the terms of Article 13 of the Supply Agreement.

In witness whereof, the parties hereto have executed this Agreement to be effective as of the date first written above.

ARTHROCARE CORPORATION		SMITH & NEPHEW, INC.

By:	/s/ Jim Pacek	By:	/s/ Neil Ryding

Print Name:	Jim Pacek	Print Name:	Neil Ryding

Title:	VP, GM COBLATION Technologies	Title:	SVP Operations

ARTHROCARE CORPORATION CAYMAN ISLANDS

By:

Print Name:

Title:

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www.arthrocare.com